Exhibit 10.3

EXECUTION COPY

AGREEMENT

by and between

Mr. Stephen Ooi Hong Liang, (NRIC No.             ), a Singapore national residing at             , Singapore 127359 (hereinafter, for convenience only, “Mr. Ooi”),

on the one side, and

Zimmer Pte. Ltd.., a company incorporated in Singapore with registration number 198201948K whose registered office is at 315 Alexandra Road, #03-03, Sime Darby Business Centre, Singapore 159944 (the “Company”)

and

Zimmer, Inc., a corporation organized under the laws of the State of Delaware, USA, with its headquarters at 345 East Main Street, Warsaw, Indiana USA 46580. For purposes of this Agreement, the terms “Shareholder” and “Zimmer” mean Zimmer, Inc. and/or the ultimate parent company of Zimmer Group, Zimmer Biomet Holdings, Inc.

on the other side.

***

W h e r e a s

(a)	Mr. Ooi has, for a period commencing 2 September 2002 and ending June 24, 2015, (the “Completion Date” performed activity as an executive officer and president of the Company and from Completion Date until December 31, 2015 (the “Last Day of Service”) remained as an employee of the Company in an advisory capacity to the incoming president of the Company (the “President”);

(b)	in particular, Mr. Ooi has acquired a long experience in, and knowledge of, the research, development, manufacture, marketing, distribution and/or sale of orthopaedic reconstructive, spinal and trauma devices, biologics, dental implants and related surgical products of the Zimmer Group and developed in depth knowledge of and strategic relationships with customers of Zimmer and its affiliates in Asia Pacific (including Japan) (“APAC”);

(c)	Mr. Ooi and the Company have entered into a Settlement Agreement dated 5 February 2016 pursuant to which Mr. Ooi’s employment relationship with the Company shall be terminated effective from the Last Day of Service; and

(d)	the Company desires to secure the services and the experience of Mr. Ooi as a consultant, with the designation of senior executive advisor to the Company (“Senior Executive Advisor”) effective as of January 1, 2016, as better set forth below, and Mr. Ooi is willing to serve in that capacity.

***

All the above recitals being an integral part of this Agreement, the parties have agreed to the following:

1.	Appointment as Senior Executive Advisor

1.1	Mr. Ooi accepts serving in the capacity of Senior Executive Advisor for the term indicated in Clause 6 below (the “Term”) and the Company shall appoint Mr. Ooi (and keep such appointment) as Senior Executive Advisor for the Term.

1.2	No amendment, increase or reduction in the scope of Mr. Ooi’s role and activities under this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties. In this regard, the parties shall not unreasonably withhold their respective agreements to any such variation.

1.3	The Company reserves the right to appoint other advisors or consultants and/or delegate powers to other appointees.

2.	Activities

2.1	Mr. Ooi agrees to act as Senior Executive Advisor and provide the following services (the “Services”):

A)	transition executive leadership responsibilities and knowledge for Zimmer’s APAC region to the President or other employees designated by the President;

B)	support and facilitate integration activities of Zimmer’s APAC region;

C)	facilitate ongoing leadership and knowledge transfer with respect to key activities;

D)	provide ongoing leadership and knowledge transfer with respect to surgeon-customer relationships whenever needed;

E)	assist with the identification and support of strategic needs of Zimmer’s APAC organization and businesses;

F)	assist and support various special strategic projects as identified and assigned from time to time by the President;

G)	assist Zimmer’s APAC entities at any trade organization as requested;

H)	perform such consultancy assignments as the President shall assign; and

I)	perform any other activities as the President shall deem necessary during the Term:

(i)	to ensure the smooth and successful transition of the knowledge, experience and expertise of Mr. Ooi to the President; and

(ii)	to facilitate and protect the continuing growth and development of the business interests and opportunities of the Company and Zimmer’s Group companies in APAC.

2.2	Mr. Ooi will devote whatever time, attention and skill is needed to perform the Services properly unless prevented from doing so by ill health or injury. It is expected that Mr. Ooi will make his Services available when required by the Company and will commit no less than 80 per cent of a calendar year (on the basis of a 40-hour work week) for the performance of the Services if required.

2.3	The parties acknowledge that the Services shall be provided within the territory of APAC, unless otherwise agreed in relation to special projects.

2.4	For the Term of this appointment Mr. Ooi will provide progress reports on the Services to the President.

3.	Service Fees

3.1	The Company shall pay Mr. Ooi for providing the Services, a gross monthly amount of S$59,316.67, to be paid by the Company to Mr. Ooi on the 25th day of each calendar month, for the duration of the Term (the “Service Fees”). For the avoidance of doubt and without prejudice to the foregoing, the first monthly instalment of the Service Fees shall be paid within 7 working days of the date of this Agreement.

3.2	For the purposes of providing the Services, Mr. Ooi will be provided with office space, if necessary, and car parking space. The Company shall reimburse Mr. Ooi for all out of pocket and other expenses reasonably and properly incurred by him in the provision of the Services, including but not limited to, expenses related to local travel, internet and mobile phone subscription, by way of an aggregate lump sum equal to a gross amount of S$87,600 to be paid by the Company to Mr. Ooi in twelve (12) monthly instalments on the 25th day of each calendar month, each equal to a gross amount of S$7,300.

3.3	Notwithstanding Clause 3.2, the Company shall reimburse to Mr. Ooi all reasonable and necessary overseas travel and related expenses (including but not limited to flights, ground transportation, accommodation and meals) properly incurred in connection with the performance of the Services, upon the following conditions:

(A)	Mr. Ooi has obtained the prior written consent of the Company in respect of any such travel;

(B)	the Company or its appointed travel agent will make the flight and accommodation arrangements;

(B)	business class travel is permitted for (i) flights above five (5) hours per sector and (ii) flights to/from Singapore and the following countries: Japan, Korea, China, India, and Taiwan;

(C)	expenses for meals when dining alone during overseas travel in connection the provision of the Services, shall be subject to the following limits, which may be amended from time to time by the Company: US$25 for breakfast, US$40 for lunch and US$75 for dinner;

(D)	expenses for meals when, as directed by the President, dining with Zimmer Group employees and/or other individuals (whether during such overseas travel or in Singapore) in connection the provision of the Services, shall be subject to the following limits per person, which may be amended from time to time by the Company: US$25 for breakfast, US$40 for lunch and US$75 for dinner; and

(E)	expenses for meals when dining with healthcare professionals (whether during such overseas travel or in Singapore) related to a business purpose and in connection with the provision of the Services are, subject to the prescribed meal limits, reimbursable. The meal limits applicable, which may be amended from time to time, will be provided to Mr. Ooi.

3.4	In order to obtain reimbursement under Clause 3.3, Mr. Ooi shall provide itemized receipts for the expenses he submits to the Company for reimbursement. Any exception to this requirement will need to be approved by the President.

3.5	Mr. Ooi agrees and understands that, as an independent contractor, he shall not be entitled to participate in any compensation, benefit and/or equity programs of any Zimmer Group company, unless otherwise provided under the terms of this Agreement. Notwithstanding the foregoing sentence, equity awards granted to Mr. Ooi prior to the Completion Date shall continue to be governed by the terms and conditions of those awards.

3.6	Mr. Ooi shall be responsible for payment of all Singapore income taxes on the Service Fees payable under this Agreement as well as other benefits and allowances relating to his appointment as Senior Executive Advisor.

3.7	For the avoidance of doubt, as Mr. Ooi is not an employee, he will not be entitled to receive from the Company any sick pay, holiday, or other employee benefits. Notwithstanding this, the Company, out of goodwill, shall provide Mr. Ooi and his spouse with medical insurance (Integrated Shield Insurance) for the duration of the Term.

4.	Ownership of Work

4.1	All business and technical data and information, including trade secrets, all intellectual property rights, all inventions, discoveries, methods, designs, know-how, chemical formulas, programs and/or services, whether or not patentable, and all works of authorship (including illustrations, writings, mask works, software and computer programs), created or conceived by Mr. Ooi (alone or in conjunction with others) during the Term and related to the existing or contemplated business or research of the Company or of any of the Zimmer Group companies (including the Shareholder) (“Work”) shall exclusively belong to the Company and/or, as the case may be, to any appropriate Zimmer Group company. Mr. Ooi agrees that by operation of law and/or the effect of this Agreement, Mr. Ooi does not have any rights, title or interest in any Works. Notwithstanding, Mr. Ooi may, at the Company’s or Zimmer’s discretion be recognised as the inventor of any Work without retaining any other rights associated therewith.

4.2	Mr. Ooi shall promptly disclose to the Company and/or the Shareholder, in writing, all such Works and, to the maximum extent permitted by applicable law, assign to the Company all of his interest in such Works and consider himself trustee for the Company in relation to all such Works. During the Term and thereafter, Mr. Ooi shall cooperate with the Company, without any compensation in addition to that agreed upon under Clause 3, in order to grant only to the Company (or to a nominee appointed by the Company) any and all rights, title and interests (including any registration rights) in such Works and shall execute any papers and do any acts which the Company and/or the Shareholder may consider necessary to secure any and all rights relating to such Works, including all patents and copyrights in any country, to perfect and enforce any of the Company’s proprietary rights or give the Company or its nominee the full benefit of the provisions of this Agreement.

4.3	Mr. Ooi will not disclose or make use of any Work without the Company’s prior written consent except to comply with this Clause 4 or to perform the activities in Clause 2.

4.4	Unless otherwise prohibited by applicable mandatory laws, Mr. Ooi irrevocably waives any moral rights Mr. Ooi may have under the Singapore Copyright Act, Chapter 63 (including those rights set out or referred to under Part IX therein) or similar legislation in any jurisdiction and any other moral rights to which Mr. Ooi is or may be entitled to under any legislation now existing or in future enacted in any part of the world. Rights and obligations under this Clause 4 will continue in force after the termination of this Agreement in respect of Works made during this Agreement and will be binding on Mr. Ooi’s personal representatives.

4.5	Mr. Ooi will not do or fail to do any act which would or might prejudice the rights of the Company under this Clause 4.

5.	Confidentiality Obligations

5.1	Mr. Ooi shall not, either during the Term or at any time after the termination thereof, for any purpose other than for the exclusive benefit of the Company and/or the Shareholder and/or a Zimmer Group company, communicate or disclose to any person whomsoever or otherwise make use of (and shall use his best efforts to prevent the publication or disclosure of) any Confidential Information. Confidential Information includes but is not limited to, any and all of the Company’s and all other Zimmer Group companies’ trade secrets, confidential and proprietary information and all other information and data of the Company and all other Zimmer Group companies that is not generally known to the public or other third parties who could derive economic value from its use or disclosure, confidential business methods and processes, research and development information, business plans and strategies, marketing plans and strategies, information pertaining to current and prospective customers, information pertaining to distributors, pricing information, costing information, non-public financial information, personnel information, and information about current and prospective products or services, whether or not reduced to writing or other tangible medium of expression, including work poduct created by Mr. Ooi in rendering services for the Company and all other Zimmer Group Companies.

5.2

Mr. Ooi agrees to keep as the Company’s property and to treat as Confidential Information all memoranda, books, papers, letters, and all other data in any way relating to the business and affairs of the Company or a Zimmer Group company, and all copies thereof and therefrom, whether made by Mr. Ooi or otherwise coming into Mr. Ooi’s possession or control. Mr. Ooi shall immediately surrender such materials to the Company or to the Shareholder on the termination of this Agreement irrespective of the grounds therefore, or upon Company’s and/or the Shareholder’s first demand.

5.3	“Group” or “Group company” for the purposes of this Agreement shall mean the company or group of companies that (i) directly or indirectly control the Company and/or the Shareholder, (ii) are controlled, directly or indirectly, by the Company and/or the Shareholder or (iii) are controlled by the same company or group of companies that, directly or indirectly, control the Company and/or the Shareholder.

5.4	The word “control” (including its correlative meanings, “controlled by”, “controlling” and “under common control with”) shall mean, with respect to a corporation, the right to exercise, directly or indirectly, more than 50 percent. of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

6.	Term

6.1	This Agreement shall be effective between the parties starting as of January 1, 2016 and terminating as of December 31, 2016, unless sooner terminated in accordance with the terms set out herein.

6.2	This Agreement shall be renewable for such further periods and on such terms as may be mutually agreed upon in writing by the parties to the same. Should the Company desire to renew the Agreement after the Term, it shall endeavour to inform Mr Ooi of its intention (subject to the terms of renewal being mutually agreed upon) no less than three months prior to the expiry of the Term. For the avoidance of doubt, any such notice of intention shall not be binding and shall be subject to the parties’ mutual written agreement.

6.3

Upon the termination of this Agreement howsoever arising, Mr. Ooi shall immediately resign as Senior Executive Advisor of the Company and from all other positions (if any) held with a Zimmer Group company and forthwith deliver to the Company all Confidential Information including price lists, lists of customers, correspondence, documents incorporating any Confidential Information and all other correspondence, books, papers, materials and/or all other property of the Company and/or of the Shareholder or of any Zimmer Group company which may have been prepared by Mr. Ooi or have come into his possession in the course of his performance hereunder or are under his power or control and he shall not retain any copies thereof.

7.	Exclusivity

7.1	Mr. Ooi will, in the course of his performance hereunder, obtain knowledge of Confidential Information (as defined under Clause 5.1), regarding the business of the Company (as described below) and of other Zimmer Group companies with which he may have relations. Mr. Ooi will be also be dealing with the Company’s and Zimmer Group companies’ customers, contacts and employees and will have personal knowledge of and influence over the same. Accordingly, in consideration of the receipt of the Service Fees, Mr. Ooi hereby agrees that he will not, for the entire period during which he will perform his Services under this Agreement, be employed under, or in any manner take part in or lend his name, counsel or assistance to any person in any capacity whatsoever for any purpose which would or could reasonably expected to be competitive with the business(es) of any Zimmer Group company (including without limitation, any business and/or any ancillary services and any other trade or business regarding the research, development, manufacture, marketing, distribution or sale of orthopaedic reconstructive products, spinal devices, trauma devices, biologics, dental implants, or related surgical products or services, including any new product formulation, product modification, and/or product improvement (a) that resembles or competes with a device, product, or process which the Company and/or the Shareholder or any Zimmer Group company researched, manufactured, marketed, distributed or sold during the duration of this Agreement and/or (b) with which Mr. Ooi worked in the course of this Agreement or about which Mr. Ooi obtained Confidential Information in the course of this Agreement, as well as any other product, plan, business strategy and/or development process that Mr. Ooi learns of during the term of this Agreement).

7.2	The covenants under Clause 7.1 above shall be applicable to Australia, China, Hong Kong, India, Japan, Korea, Malaysia, New Zealand, Singapore, Taiwan and Thailand.

7.3	In the event that any of the restrictions under this Clause 7 is held void or not capable of producing consequences, but would be valid and/or would produce consequences if part of the wording thereof were deleted, such restriction shall apply with such deletion and/or limiting its scope, as it may be necessary to make it valid and effective.

7.4	Mr. Ooi agrees that in case of breach, during the Term, of any of the covenants undertaken under Clause 7.1 above in any of the territories named in Clause 7.2 above, he shall be obliged to pay to the Shareholder, by way of liquidated damages, an amount equal to the sum of the total fee payable to Mr. Ooi over the Term pursuant to Clause 3.1, without prejudice for any further damage and the right of the Shareholder and/or the Company to activate any judicial remedy, also on an injunctive basis, for the enforcement of the covenant

8.	Survival of Provisions

8.1	The obligations of Mr. Ooi pursuant to Clauses 4, 5 and 15 of this Agreement shall survive the termination or expiry of this Agreement.

9.	Exclusion of Employment, Agency Relationship.

9.1	This Agreement does not create either an employment, or an agency or other such direct relationship between the Company, the Shareholder and Mr. Ooi, since the common intent of the parties is that, by means of the mutual obligations and covenants undertaken herewith, they are willing to govern the relationship between Mr. Ooi and the Company, as expressly set forth in the preamble to this Agreement. Mr. Ooi will not, at any time, hold himself out as having any employment, agency or other such direct relationship with the Company and/or the Shareholder.

9.2	The parties to this Agreement expressly exclude that the performance of the Services described in this Agreement by Mr. Ooi in favor of the Company may establish either an employment relationship or a commercial agency agreement between the Company and Mr. Ooi.

9.3	Save for any act or omission at the direction and with the approval of the President, the Company will not be liable for any of Mr. Ooi’s acts or omissions and Mr. Ooi will indemnify the Company and keep it indemnified against all costs, claims, expenses and liabilities whatsoever and howsoever incurred resulting from or arising out of any such acts or omissions.

9.4

Mr. Ooi further undertakes to indemnify and hold harmless the Company or any other Zimmer Group company against any applicable taxes whether direct or indirect (including social security contributions and any other payroll taxes), whenever and wherever imposed (and whether imposed by way of a withholding or deduction for or on account of tax or otherwise) on the Company or any other Zimmer Group company arising from or in connection with this Agreement and/or Mr. Ooi’s engagement as Senior Executive Advisor hereunder and in respect of any person and all penalties, charges, costs and interest relating thereto.

10.	Notices

10.1	Unless otherwise expressly required, any and all notices or any other communications regarding this Agreement shall be in writing and shall be given by registered mail, return receipt requested, and addressed to the address specified for each party hereto at the beginning of this Agreement or to such other address as any party hereto shall have designated by written notice to the other in the manner specified above. Each party shall also be entitled to give notices by such other means that the party giving such notice obtains documented evidence of receipt of the notice itself.

11.	Headings

11.1	The descriptive words or phrases at the head of the various articles hereof are inserted only as a convenience and for reference and in no way are intended to be a part of this Agreement, or in any way define, limit or describe the scope or intent of the particular article to which they refer.

12.	Irrevocable Rights in Favor of the Company

12.1	All the provisions of this Agreement purporting to grant rights and/or otherwise made in favor of the Company and/or the Shareholder, are irrevocable by Mr. Ooi; the Company may directly exercise those rights and/or otherwise take advantage of such provisions.

13.	Conduct Provisions of the Company and Compliance with FCPA

13.1	Mr. Ooi acknowledges that the Company, the Shareholder and the other companies of Zimmer Group, adopted and shall adopt provisions of business ethics with the purpose of regulating the conduct of their own employees, non-employed collaborators, members of boards of directors, providers of works or services and business partners.

13.2	Mr. Ooi undertakes to fully comply with all business ethics conduct provisions from time to time adopted by the Company and, generally, by the companies of Zimmer Group (including any future amendments, new provisions, related or replacing provisions).

13.3	Mr. Ooi shall comply with, and will not cause Shareholder and its subsidiaries, affiliates, associates, directors, officers, employees, representatives or agents worldwide to be in violation of the United States Foreign Corrupt Practices Act (the “FCPA”) and all relevant regulations prohibiting bribery. Without limiting the foregoing, Mr. Ooi will not, directly or indirectly, pay any money to, or offer or give anything of value to, any “government official” as that term is used in the FCPA and any other applicable regulation, in order to obtain or retain business or to secure any commercial or financial advantage for Shareholder or any Zimmer Group companies or for himself.

13.4	Should Mr. Ooi be in breach of one or more of the conduct provisions under Clause 13 during the Term or should evidence arise of such a breach committed during his time as an employee of the Company, the Shareholder shall be entitled to terminate this Agreement and in that event this covenant shall be deemed an express termination clause and termination shall be exclusively attributable to Mr. Ooi’s breach.

13.5	Mr. Ooi undertakes to indemnify and hold harmless the Company and/or the Shareholder from any further liabilities, costs or expenses that may derive to the Company and/or the Shareholder in case the circumstances under Clause 13 above occur and in any case (a) from any further liabilities, costs or expenses that may arise out or in connection with the default by Mr. Ooi of the obligations herein provided; and (b) from any further liabilities, costs or expenses that may arise out or in connection with actions of third parties based on said default.

13.6	Mr. Ooi commits to timely take all trainings as requested by the Company and/or the Shareholder from time to time, including, but not limited to, training related to the Zimmer Biomet Holdings, Inc. Code of Business Conduct and Ethics, healthcare compliance, global anticorruption policies and compliance with the FCPA.

14.	Express Termination Clause

14.1

The Company shall be entitled to terminate this Agreement, and in that event termination shall be exclusively attributable to Mr. Ooi, in case of: (a) serious breach, by Mr. Ooi, of the legal obligations as Senior Executive Advisor of the Company (including but not limited to failure to comply with the terms of this Agreement and/or failure to discharge the duties under this Agreement efficiently, diligently and/or to the standard required by the Company); (b) serious breach, by Mr. Ooi, of the Shareholder’s corporate policies and regulations; (c) breach of Confidentiality Obligations contained in Clause 5; (d) breach of any non compete covenant contained in Clause 7; (e) breach of the Conduct Provisions contained in Clause 13; (f) impossibility to perform his services under this Agreement for a period exceeding three (3) calendar months due to disability, injury or sickness; or (g) Mr. Ooi’s death. In the event the Company terminates this Agreement for the reasons set out in this Clause 14.1, it shall inform Mr. Ooi of its decision to do so in writing as soon as reasonably practicable.

14.2	Mr. Ooi will have no claim for damages or any other remedy against the Company and/or the Shareholder if this Agreement is terminated for any of the reasons set out in Clause 14.1.

14.3	Mr. Ooi undertakes to indemnify and hold harmless the Company and/or the Shareholder from any further liabilities, costs or expenses that may derive to the Shareholder in case the circumstances under Clause 14.1 above occur, except for the circumstances under Clause 14.1(f) and 14.1(g) above, and in any case (a) from any further liabilities, costs or expenses that may arise out or in connection with the default by Mr. Ooi of the obligations herein provided; and (b) from any further liabilities, costs or expenses that may arise out or in connection with actions of third parties based on said default.

15.	Covenant Not to Disparage

15.1	During the Term and thereafter, Mr. Ooi will not make or publish any disparaging or derogatory statements about the Company, the Shareholder and/or any Zimmer Group company; about products, processes, or services of the Company, the Shareholder and/or any Zimmer Group company; or about the past, present and future officers, directors, employees, attorneys and agents of the Company, the Shareholder and/or any Zimmer Group company. Disparaging or derogatory statements include, but are not limited to, negative statements regarding the business or other practices of the Company, the Shareholder and/or any Zimmer Group company; provided, however, nothing herein shall prohibit Mr. Ooi from providing any information as may be compelled by law or legal process.

16.	Conflicts of Interest

16.1	Mr Ooi shall not, without the Company and/or Shareholder’s prior written consent, during the Term be engaged or interested either directly or indirectly in any capacity in any trade, business or occupation or in any manner take part in or lend his name, counsel or assistance to any person in any capacity whatsoever for any purpose which would or could reasonably expected to be competitive with the business(es) of the Company and/or the Shareholder. In this Clause, the expression “occupation” shall include the holding of any public or private office which in the Company and/or Shareholder’s opinion may hinder or otherwise interfere with the performance of your duties hereunder.

16.2	During the Term, Mr. Ooi shall inform and obtain the prior approval of the President before accepting any board positions of a for-profit public or privately held organisation regardless of whether such an organisation falls under the ambit of Clause 16.1 above.

17.	Assignment

17.1	This Agreement is personal to Mr. Ooi and Mr. Ooi cannot assign, delegate or sub-contract his obligations under it to anyone else.

18.	Governing Law and Jurisdiction

18.1	This agreement shall be governed by and interpreted in accordance with the laws of Singapore. Each of the parties submits to the exclusive jurisdiction of the courts of Singapore as regards any claim or matter arising under this Agreement.

19.	Third Party Rights

19.1	Save for all Zimmer Group companies and their directors, officers, members, employees, shareholders, agents, servants, advisers, representatives and successors in name and/or title, a person who is not a party to this agreement has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce any term of this Agreement.

20.	Miscellaneous

20.1	This Agreement may only be modified by the written agreement of the parties.

20.2	This Agreement supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in it. It contains the whole agreement between the parties (except for those terms implied by law which cannot be excluded by the agreement of the parties) in relation to the subject matter of this Agreement at the date of this Agreement. Mr. Ooi acknowledges that he has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it. Mr. Ooi agrees and acknowledges that his only rights and remedies in relation to any representation, warranty or undertaking made or given in connection with this Agreement (unless such representation, warranty or undertaking was made fraudulently) will be for breach of the terms of this Agreement, to the exclusion of all other rights and remedies (including those in tort or arising under statute).

20.3	Neither party’s rights or powers under this Agreement will be affected if one party delays in enforcing any provision of this Agreement or one party grants time to the other party.

20.4	If either party agrees to waive his rights under a provision of this Agreement, that waiver will only be effective if it is in writing and it is signed by him. A party’s agreement to waive any breach of any term or condition of this Agreement will not be regarded as a waiver of any subsequent breach of the same term or condition or a different term or condition.

21.	Counterparts

21.1.	This Agreement may be entered into in any number of counterparts and by the parties on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts so executed by the parties shall together constitute one and the same instrument and shall be binding on the parties as if they had executed this Agreement in a single document.

Warsaw, Indiana, USA February 9, 2016

Zimmer, Inc.

By: /s/ BILL P. FISHER

Bill P. Fisher

Senior Vice President, Global Human Resources

Singapore February 9, 2016

Zimmer Pte. Ltd

By: /s/ YI SANG-UK

Yi Sang-Uk

President of the Board

Sinapore February 5, 2016

Mr. Stephen Ooi Hong Liang

/s/ STEPHEN OOI HONG LIANG